Exhibit 10.2

AMENDMENT TO THE
ARCH SENIOR EXECUTIVE PENSION PLAN

WHEREAS, Arch Chemicals, Inc. (the “Company”) sponsors a non-qualified deferred compensation plan known as the Arch Senior Executive Pension Plan (the “Plan”) for the benefit of certain salaried employees of Arch and other Employing Companies who may be eligible to participate in the Plan; and

WHEREAS, in Section 7.1 of the Plan, the Company reserved the right to amend the Plan, in whole or in part, by action of the Compensation Committee of the Board or any duly authorized officer; and

WHEREAS, the American Jobs Creation Act of 2004 made substantial changes to the tax laws affecting non-qualified deferred compensation plans effective as of January 1, 2005, which changes were primarily codified in §409A of the Internal Revenue Code; and

WHEREAS, the Internal Revenue Service issued preliminary guidance concerning Code §409A in IRS Notice 2005-1 and in Proposed Treasury Regulations §1.409A-1 through -6 (issued on October 4, 2005), which guidance authorized certain transition relief concerning plan documentation, deferral elections and distribution elections; and

WHEREAS, the Company intends to more comprehensively amend and restate the Plan before December 31, 2006 (the end of the transition relief period), but in the meantime wishes to amend the Plan to take advantage of certain transition relief and make other changes to the Plan; and

WHEREAS, the Compensation Committee of the Board authorized the Vice President of Human Resources for the Company to amend the Plan as necessary or appropriate to comply with Code §409A and directed that certain other changes be made to the Plan,

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Except as otherwise provided in this amendment, and notwithstanding any other provisions in the Plan to the contrary, effective as of January 1, 2005, the Plan shall be deemed amended to the extent necessary to comply with Code §409A(a)(2), (3) and (4) with respect to amounts deferred pursuant to the Plan prior to January 1, 2005 and on and after January 1, 2005, except that benefits payable to participants who terminated employment and commenced benefit distributions prior to January 1, 2005 shall continue to be governed by the terms of the Plan in effect prior to January 1, 2005, and all Plan provisions shall be interpreted accordingly.

2. Notwithstanding Section 1, above, pursuant to Notice 2005-1, Q&A 19(c), as extended by the transition relief provided in Section XI, C of the Preamble to Proposed Regulations, and in accordance with procedures established by the Plan Administrator, the Plan is hereby amended effective as of January 1, 2005, to the extent necessary to provide:

(a) for new payment elections with respect to amounts deferred prior to the election, provided the participant makes the election on or before December 31, 2005; and

(b) for new payment elections on or before December 31, 2006 with respect to both the time and form of payment of amounts subject to such elections, provided the participant makes any applicable election on or before December 31, 2006 and provided the election applies only to amounts that would not otherwise be payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in 2006.

3. Section 4.4(b) of the Plan, concerning actuarial assumptions for determining the amount of the lump sum benefit payment option, is hereby amended effective as of December 1, 2005 to the extent necessary to provide that the benefit will be determined using an annuity purchase rate based on a discount rate equal to the lower of the municipal AAA 10 Year bond rate determined on the actual date of retirement or 15 business days prior to the date that the lump sum is scheduled to be paid to the participant.

4. Section 4.5 of the Plan, concerning survivor benefits, is hereby amended effective as of December 1, 2005 to the extent necessary to provide that in the event of a participant’s death after retirement, any benefits that remain to be paid shall be paid to the participant’s designated beneficiary.

This amendment shall supersede the provisions of the Plan to the extent that those provisions are inconsistent with the provisions of this amendment. Except as amended hereby, and subject to operational compliance with Notice 2005-1 and applicable Treasury Regulations, the terms of the Plan remain in full force and effect.

The foregoing amendments shall be effective in accordance with their terms.

IN WITNESS WHEREOF, the undersigned has set his hand as of the third day of November, 2005.

ARCH CHEMICALS, INC.

By:	/s/Hayes Anderson
Its:	Vice President, Human Resources
Duly Authorized